GAME DEVELOPMENT AND LICENSE AGREEMENT

THIS AGREEMENT ("Agreement") is made as of 2/3/2020 (the "Effective Date"), between Susper S.A. (RUT #217506220017 ("Susper"), located at Calle Alejandro Chucarro 1010 #304, 11300 Montevideo, Uruguay, and Zift Interactive LLC, a limited liability company ("Zift"), located at 82 Bethany Road, Suite 4, Hazlet, NJ 07730 (each a "Party" and collectively, "Parties").

BACKGROUND

A. Susper is the owner of a video game software application currently known as "Tantra Rumble," which is still under development; and

B. Susper desires to license the "Tantra Rumble" game intellectual property to Zift, under the terms of this Agreement, in exchange for Zift's services in completing development and publication of the Game.

AGREEMENT

1. DEFINITIONS

1.1. "**Game**" means the video game software application, currently known as "Tantra Rumble," inclusive of the contributions of both Parties. The Game is further defined in Exhibit A, attached to this Agreement and incorporated by reference, and through design documents provided by Susper and as further developed in collaboration by the Parties.

1.2. "**Derivative Work**" means a video game software application or other product, not including Merchandise, which is based on the intellectual property included in the Game. This includes sequels, prequels, and games in different genres which retain or build upon the underlying intellectual property of the Game.

1.3. "**Merchandise**" means ancillary merchandise, media, and other commercial exploitation based on the Game (*e.g.,* toys, clothing, books, TV/film, accessories, etc.).

1.4. "**Platforms**" means the video game platforms listed on Exhibit A, on which the Game is planned for release. This list, and anything else contained on Exhibit A, may be updated from time to time by written agreement of the Parties.

1.5. "**Official Launch**" means the first date on which the Game is made available to end users (the "**Users**"), whether the Game is purchased or downloaded at no cost by the Users (ad-supported or IAP-supported).

1.6. "**Susper Materials**" means the art, sound, music, and other game assets, logo, software code, and other intellectual property, whether protected by copyright,

patent, trademark, trade secret, publicity rights, or any other intellectual property law, that make up the Game as of the Effective Date and delivered to Zift for further development, *not including* the Zift Materials, the Zift Technology, and the Susper Technology.

1.7. "**Zift Materials**" means the art, sound, music, and other game assets, logo, software code, and other intellectual property, whether protected by copyright, patent, trademark, trade secret, publicity rights, or any other intellectual property law, that are developed by Zift and included in the Game, *not including* the Susper Materials, the Zift Technology, and the Susper Technology.

1.8. "**Susper Technology**" means (i) any pre-existing and proprietary tools, software, technology, and software code used in the Game, which are owned or controlled by Susper prior to the Effective Date of this Agreement, and (ii) all improvements, enhancements, changes, or alterations to this technology, which occur or are created for the Game, to which Susper is entitled to retain title.

1.9. "**Zift Technology**" means (i) any pre-existing and proprietary tools, software, technology, and software code used in the Game, which are owned or controlled by Zift prior to the Effective Date of this Agreement, and (ii) all improvements, enhancements, changes, or alterations to this technology, which occur or are created for the Game, to which Zift is entitled to retain title.

1.10. "**Term**" means in perpetuity, unless earlier terminated under this Agreement.

1.11. "**Territory**" means worldwide.

1.12. "**Affiliate**" means an entity that directly or indirectly controls, is controlled by, or is under common control with a Party for so long as that control exists. For purposes of this definition, "control" means the ownership of more than 50% of the voting stock of the entity, or if the entity is not a corporation, the ability to control the day-to-day operations and business of the entity.

2. DEVELOPMENT

2.1. **Game Development.** Zift agrees to continue to develop the Game to be playable on the Platforms, based on the game concept and existing Susper Materials delivered to Zift by Susper, and complete the task list delivered by Susper (attached as Exhibit A). The development of the Game includes, but is not limited to, (i) implementation of game mechanics, features, special effects, display presentations, sound and music, choreography, etc. agreed upon in Exhibits A and otherwise between the Parties, (ii) insertion of notices, legends, credits, and codes required by the Platform holder or Susper; (iii) and documentation of the Game (including the source code form of the Game), as necessary.

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2.2. **Ports.** Zift agrees to handle all porting of the Game to any Platforms beyond the initial Platforms (including video game platforms yet to be released) that the Parties agree on following the Official Launch (listed on Exhibit A), including any related development and related porting expenses. Zift may engage a third party to perform the porting of the Game, with Susper's written approval of such third party.

2.3. **Platform Certification.** Zift will develop and make any changes to the Game, as necessary in order to obtain Platform-issued certification or approval of the Game on each Platform.

2.4. **Communication.** Zift agrees to provide regular progress reports on development and publication on a monthly basis, and to make reasonable efforts to communicate with Susper and answer any queries by Susper regarding the Game's development and throughout the Term.

2.5. **Milestone Schedule.** Zift shall use best commercial efforts to develop the Game in accordance with the schedule of milestones attached to this Agreement as Exhibit B and incorporated by reference (the "Milestone Schedule"). The Milestone Schedule may be adjusted by written agreement of the Parties from time to time, depending on the current state of Game development.

2.6. **Approval Process.** Zift will make best efforts to submit each build of the Game described on the Milestone Schedule (each, a "Milestone Build") for approval by Susper by the date noted in the Milestone Schedule, or Zift will submit a request for an adjustment to that schedule, as necessary. Susper has 10 business days to (i) approve any Milestone Build, or (ii) disapprove any Milestone Build, with such disapproval accompanied by a list, in writing, of specific reasons for disapproval and itemized steps to be taken to secure approval (the "List of Issues"). Any disapproval by Susper shall be commercially reasonable and based solely upon any failure of the Milestone Build to correctly implement the applicable Milestone in an industry-customary fashion. Zift shall then have a 10 business day period to cure the issues pointed out by Susper and resubmit the Milestone Build; provided that, such issues identified can be remedied with such 10 business day period applying reasonable effort and staffing levels to do so. If Zift fails to cure the specific issues set from in the List of Issues after three (3) submissions of the same Milestone Build, this will constitute a material breach of the Agreement by Zift; *provided that*, any disagreement over the failure of the Milestone Build to comply with the Milestone Schedule shall be subject to first mediation and then, if not resolved, to arbitration, as further described below.

Zift shall have the right to request an adjustment to the Milestone Schedule and Susper shall have five (5) business days to approve or reject any such request, with approval thereof not be to unreasonably denied. In the event that

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Susper shall not respond to any such requests within five (5) business, such request shall be deemed to accepted by Susper.

Only Michael Heindel and Antony Danno of Susper are authorized to approve or disapprove any Milestone Build or extension request. All approvals or disapprovals under this Agreement will be sent to Zift via email to Jesse Sutton at the address provided by Zift for such communications.

2.7. **Bug Fixes.** Zift agrees to, promptly and at its own expense, correct any material failures of the Game to operate properly on the Platforms, which are identified by Susper, Zift, the Platform or manufacturers, or by Users, to Susper's reasonable satisfaction. This responsibility, for each individual Platform version, will last for a period of 2 years from the date of the Official Launch of the Game on each Platform.

For the purposes of this Agreement, any reproducible bugs, malfunctions, incompatibilities, or failures of the Game to comply with this Agreement, any agreed-upon specifications, or industry standard game functionality shall be collectively known as "Bugs." Zift shall not deliver the final Game until it has been thoroughly tested through industry standard means and certified by Zift, that to Zift's knowledge, the Game is free of any known, reproducible Bugs. The Games shall not contain any content (including, for example, offensive content, "easter eggs," cheats), or other materials not agreed upon by the Parties.

2.8. **Game Updates and Upgrades.** Zift shall collaborate with Susper following the Official Launch to review User gameplay and other metrics, as well as public reaction to the Game. Either Party may, in good faith, propose updates, upgrades, expansions, downloadable content, and other additional content for the Game ("Updates"). The Parties shall agree on reasonable, industry-standard timing and specifics for the Updates, and the costs associated with the Updates will be paid for as agreed by the Parties in writing.

2.9. **Subcontractors.** Zift may engage subcontractors to assist Zift with the performance of its obligations under this Agreement with respect to the development of the Game; *provided, however*, that : (i) Zift shall, before engaging any such subcontractor, first obtain prior written approval from Susper to engage each specific subcontractor; (ii) before being engaged, any such subcontractor will be required by Zift to agree in writing to be bound by Zift's obligations under this Agreement; (iii) Zift will be solely and fully obligated and responsible for paying subcontractors for work performed, and Zift shall not require or request any payments from Susper on account of Zift's requirement to pay subcontractors; and (iv) Zift agrees to be and will be fully liable, including to Susper, for the acts of its subcontractors, under this Agreement.

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2.10. **Materials Storage.** Zift shall submit all (including working, incomplete, non-functional, temporary, and final) Game assets and builds to a digital repository managed by or accessible by Susper on at least a weekly basis while this Agreement is in effect. If this Agreement and the licenses granted under this Agreement are terminated, Zift agrees to turn over all Game-related assets, builds, and other materials immediately, along with any of Susper's Confidential Information in Zift's possession.

2.11. **Game Credits and Splash Screen.** The Parties agree that the Game will include the following credits for the Parties and their personnel:

2.11.1. The Game will display, each time the Game starts or is opened by the User, an opening "splash" screen with both the Zift (or its public-facing publishing entity) logo and the GameOlic logo, or the Zift and GameOlic logos in succession. Each logo will appear for at least 3 seconds and be unskippable by the User.

2.11.2. The Game will include, in a menu-accessible credits page, credits identifying (i) GameOlic and Susper as a developer of the Game and owner of the underlying Tantra Rumble property, (ii) Zift (or its public-facing publishing entity) as the developer and publisher of the Game, and (iii) credits for any GameOlic/Susper and Zift personnel who contributed to the development and publishing of the Game, all in accordance with recognized industry standards for game credits.

2.12. **LiveOps.** During the Term, Zift shall be solely responsible for all design, development, production, maintenance, hosting and operation of the Game, and all related costs and expenses, including: (i) submitting builds of the Game to the Platforms to enable their commercial release, (b) quality assurance testing and resolving program errors, (c) server support sufficient to accommodate all user traffic, and (d) fully integrating the Game with the Platforms. Zift agrees to make commercially reasonable efforts to ensure that the Game conforms to any then-current updates and operating system versions of the Platforms, is continuously available to Users 24/7 during the Term in all major markets within the Territory, and is materially free from any program errors, and will provide industry standrd technical and customer support, via e-mail or bug reporting system, as reasonably requested by Users or Susper. At all times during the Term, Zift will deploy, either direct or with subcontractors, a suitable development and operations team for the Game across all applicable functional areas as necessary and appropriate (*e.g.,* art, design, engineering, programming, product management, etc.).

2.13. **Game Specifications.**

2.13.1. Except as agreed in writing by the Parties, the Game will never be, during the Term: (i) a 100% free downloadable game without any monetization, or (ii) a game that provides in-game content or services to players from monetization outside the Platform it is published on;

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2.13.2. the Game will not incorporate or link to any payment functionality except for the payment functionality offered by the Platforms; provided that, in the event that any Platform does not have an exclusive payment platform, the Game may utilize any industry standard third-party payment platform;

2.13.3. the Parties will agree upon a standard by which the quality of the Game, as released and updated from time to time, will be maintained (such as average user rating, user retention, or as otherwise agreed upon by the Parties), and a failure to reach and maintain that agreed-upon standard will be considered a material breach of this Agreement;

2.13.4. the Game will not be directed to players who are under the age of 13, will not collection personal information from such players, and will otherwise not be in violation of the requirements of the U.S. Children's Online Privacy Protection Act or any applicable privacy laws in the Territory; and

2.13.5. the Game will not contain any unlawful, infringing, obscene or indecent content or any other content in violation of applicable law or Platform terms.

2.14. **Game Advertising.** Zift agrees to the following with regard to advertisement and marketing of the Game:

2.14.1. Zift, in consultation with Susper, shall develop a marketing/user acquisition budget for the Game, in such amounts customary for similar games published by similar publishers and which will be consist with Game revenue for the period commencing on the Effective Date and ending on the first anniversary of the Official Launch.

2.14.2. Zift shall reasonably consult with Susper on the initial marketing plan and any continued marketing of the Game throughout the Term;

2.14.3. Zift shall provide regular progress reports and updates on the marketing and user acquisition results for the Game throughout the Term, and, when possible, give Susper access to live reports on users and other Game-related metrics through Zift's analytics tools and platform accounts; and

2.14.4. Zift shall spend a minimum of $150,000 on marketing and user acquisition for the Game, in accordance with the budget and plans agreed upon above. The Parties may revisit this minimum spending every 6 months and agree to adjust it, based on Game performance.

3. DERIVATIVE WORKS

3.1. **Initial Right of Refusal for Derivative Works.** The Parties agree that, if (i) either Party wishes to develop a Derivative Work), and (ii) each Party is willing to contribute 50% of the monetary or development investment necessary to develop such Derivative Work, then the Parties will proceed with development of the Derivative Work on the same material terms as this Agreement, or as otherwise agreed in writing at the start of development. Revenue from such mutually-developed Derivative Work will be considered

Game Revenue under Section 5. If the Parties do not agree to the equal investment contemplated under this Section, they may proceed as described in Section 3.2.

3.2. **Development of Derivative Works.** If the Parties do not jointly develop a Derivative Work under Section 3.1, the Parties agree that Zift has the exclusive right to develop and publish a Derivative Work, with or without internal investment or third-party monetary investment, *provided that* any revenue from Derivative Works is subject to the revenue split terms in Section 5. Susper may develop and publish Derivative Works with the approval of Zift, with such approval not to be unreasonably withheld, and provided that any revenue from such Susper-developed Derivative Works are also subject to the revenue split terms in Section 5.

4. OWNERSHIP

4.1. **License to Publish.** Subject to the terms of this Agreement, Susper hereby grants Zift an exclusive (subject to the terms of Section 3), sublicensable, license during the Term to develop, modify, publish, market, sell, distribute, and otherwise commercialize the Game on the Platforms in the Territory, including any embedded Susper Materials, along with any Derivative Works developed by Zift, subject to the terms of Section 3.

4.2. **License to Merchandise.** Subject to the terms of this Agreement, Susper hereby grants Zift an non-exclusive, sublicensable, license during the Term to utilize the Game assets, elements and underlying intellectual property (*e.g.,* Game name and trademark; characters; character names; storylines, etc.) in connection with the commercialization, licensing, and sale of any Merchandise; provided, however, that Zift agrees to use good faith efforts to consult with Susper and give good faith consideration to Susper's input on key or material decisions involving any such proposed Merchandise.

4.3. **Susper Ownership.** Subject to the licenses granted in this Agreement, Susper retains the entire right, title, and interest in and to the copyrights, trademarks, trade secrets, patents and other rights, including any associated goodwill, in the Susper Materials and the Susper Technology.

4.4. **Zift Ownership.** Subject to the terms of this Agreement, Zift hereby retains the entire right, title and interest in and to the copyrights, trademarks, trade secrets, patents and other rights, including any associated goodwill, in the Zift Materials and the Zift Technology.

4.5. **Susper Technology License.** Susper hereby grants Zift a royalty-free, non-exclusive, fully paid-up, worldwide license to use, develop, alter, reproduce, manufacture, and otherwise use the Susper Technology, including the source code of the Susper Technology, solely for the purposes of developing, publishing, distributing and selling the Game and any Derivative Works under this Agreement.

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4.6. **Zift Technology License.** Zift hereby grants Susper an irrevocable, royalty-free, fully paid-up, worldwide non-exclusive license to use, develop, alter, reproduce, manufacture, and otherwise use the Zift Technology, including the source code of the Zift Technology, in connection with any Derivative Works developed by Susper.

5. COMPENSATION

5.1. **Definitions.**

5.1.1. "**Game Revenue**" means all revenue received from the exploitation of the Game, including any digital download sales, boxed sales, in-app purchases, in-game ad revenue, and ports of the Game to other platforms, *less* any advertising, marketing and user acquisition costs expended under Section 2.14, platform fees, currency conversion fees, taxes, and a reasonable reserve for returns and chargebacks.

5.1.2. "**Merchandise Revenue**" means all revenue received from the exploitation of the Merchandise, *less* any platform fees, currency conversion fees, taxes, and a reasonable reserve for returns and chargebacks.

5.1.3. "**Derivative Revenue**" means all revenue received from the exploitation of a Derivative Work developed by one of the Parties, including any digital download sales, boxed sales, in-app purchases, in-game ad revenue, and ports of the Game to other platforms, *less* any platform fees, taxes, returns, and chargebacks. Investment by the Party developing the Derivative Work or their Affiliates will not be deducted in calculating Derivative Revenue.

5.2. **Revenue Split.** The Parties agree to split revenue as follows:

5.2.1. 50% of Game Revenue to Zift, 50% of Game Revenue to Susper;

5.2.2. 95% of the Derivative Revenue to the Party who developed the applicable Derivative Work, 5% of the Derivative Revenue to the other Party.

5.2.3. 80% of the Merchandise Revenue to Zift, 20% of the Merchandise Revenue to Susper.

5.3. **Payments.** Payments will be made quarterly following the Official Launch of the Game or Derivative Work, or first availability of the Merchandise for sale, within 45 days following of each quarter. Payment will be made by company check, wire transfer, or electronic funds transfer, as agreed by the Parties. Each Party will be responsible for any fees charged to them by their bank or payment processor in connection with these payments. Each payment will be accompanied by a royalty report detailing the basis for determining the applicable payment. In the event that a Party does not object to any royalty report within thirty (30) days of receipt, it shall be deemed to be accepted by such Party without objection, *notwithstanding* the terms of Section 5.4.

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5.4. **Books and Records; Audit Rights.** Each Party shall maintain books and records related to the Game in the regular course of business. No more than twice every year during the Term (and for a period of two years following any termination of this Agreement), at its own cost and expense, each Party receiving Revenue from the other is entitled to inspect and conduct audits of the other Party's books and records relating to the calculation of reports delivered under this Agreement, during normal business hours and upon 10 business days advance written notice to the audited Party. If an audit discloses an underpayment, then the owing Party will immediately pay the underpayment to the underpaid Party, if applicable, plus interest at a rate of 1 1/2% per month or the maximum allowable by law, whichever is less. If an underpayment is greater than 5% of the correct amount, then the owing Party will also be responsible for the reasonable costs of such audit.

6. REPRESENTATIONS AND WARRANTIES

6.1. **Susper Representations.** Susper represents and warrants to Zift: (i) that Susper has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; (ii) that the Susper Materials and Susper Technology do not infringe upon any intellectual property rights of any third party; (iii) that the Susper Materials and Susper Technology does not contain any open source code which is not agreed upon by the Parties; and (iv) except for ongoing licensing fees owed to Epic for the Unreal Engine, no third party is entitled to any payments related to use of any items, including code and graphics, contained within the Susper Materials and Susper Technology.

6.2. **Zift Representations.** Zift represents and warrants to Susper: (i) that Zift has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; (ii) that any materials created for and implemented into the Game by Zift and its subcontractors (including the Zift Materials and Zift Technology), or modifications of the Susper Materials and Susper Technology, will be created by and originate with Zift (or Zift will obtain appropriate rights to such modifications or developments), and will not be copied or derived from the property of a third party, nor will they infringe on the rights of any third party, including intellectual property rights, (iii) the Game will be of a quality at least equal to other industry standard, high-quality products that operate on the respective Platforms, and (v) the Game will function and free of known, reproducible Bugs to a degree in compliance with industry standards, and will substantially confirm in all material respects to the specifications included in any design documentation for the Game agreed upon by the Parties.

7. TERM

The term of this Agreement will begin on the Effective Date and continue unless terminated in accordance with the terms hereof (the "Term").

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8. TERMINATION

8.1. **Termination for Susper Material Breach.** If Susper defaults in the performance of this Agreement or materially breaches any of its provisions, warranties, or representations, Zift may terminate this Agreement by giving written notification to Susper. Termination will take effect 30 days after the receipt of notice if the material breach is not cured.

8.2. **Termination for Zift Material Breach.** If Zift defaults in the performance of this Agreement or materially breaches any of its provisions, warranties, or representations, Susper may terminate this Agreement by giving written notification to Zift. Termination will take effect 30 days after the receipt of notice if the material breach is not cured. Notwithstanding the proceeding sentence, the provisions of Section 2.6 shall be the exclusive method for any termination for a material failure to comply with agreed-upon Milestones. Additionally, the following is a non-exhaustive list of breaches which would be considered "material" under this Section:

8.2.1. Zift's failure to make the Game available for purchase or download by consumers within 18 months of the Effective Date;

8.2.2. Zift's failure to make the Game available to consumers for purchase or download during any 2-month period of time during the Term, following the Official Launch;

8.2.3. Zift uses the Susper Technology or Susper Materials to integrate in or release another game, not connected to the "Tantra Rumble" intellectual property.

8.3. **Termination upon Bankruptcy or Receivership.** This Agreement will terminate automatically if a Party files a petition in bankruptcy, is adjudicated to be bankrupt or files a petition or otherwise seeks relief under or under any bankruptcy, insolvency or reorganization statute or proceeding, or an involuntary petition in bankruptcy is filed against a Party which petition is not dismissed within 30 days after the filing of such petition, or a Party becomes insolvent or makes an assignment for the benefit of its creditors, or a custodian, receiver or trustee is appointed for the Party or a substantial portion of its business or assets.

8.4. **Effect of Termination.**

8.4.1. **Termination for Zift Breach (Phase 1).** If Susper rightfully terminates this Agreement prior to development and approval of the task list on Exhibit A or the "Final Release Candidate" Milestone Build, the licenses granted under this Agreement shall be deemed terminated and neither Party will have any further financial or other commitments to the other Party. Any remedies under this Section are non-exclusive.

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8.4.2. **Termination for Zift Breach (Phase 2).** If Susper rightfully terminates this Agreement following development and approval of the task list on Exhibit A or the "Final Release Candidate" Milestone Build, the licenses granted under this Agreement will be revoked and all right, title, and interest in and to the Zift Materials will transfer immediately to Susper for further development of the game. Zift will hereby grant Susper an irrevocable, royalty-free, fully paid-up, worldwide license to use, develop, alter, reproduce, manufacture, and otherwise use the Zift Technology, including the source code of the Zift Technology, in connection with the development and publication of the Game and any Derivative Works. Upon publication of the Game, Susper will, at their sole discretion, *either*:

(i) pay Zift a royalty on Net Revenue from the Game, consisting of (a) 10% of Net Revenue until Zift's development and marketing costs are recouped, and (b) if such costs are recouped, 5% of Net Revenue, *but in any case* such royalty will end 3 years after the date of termination, or

(ii) remove any Zift Materials and Zift Technology from the Game prior to publication or, if already published at the time of termination, remove such materials within 3 months of the date of termination. Any remedies under this Section are non-exclusive.

8.4.3. **Termination due to Susper's Material Breach or Insolvency.** If Susper materially breaches the Agreement prior to Official Launch, Zift may, at its discretion, continue with development of the Game and publish under the terms of this Agreement, including revenue sharing with Susper, such remedy by Zift being non-exclusive.

If Susper materially breaches the Agreement following the Official Launch of the Game, Zift may only seek appropriate monetary damages for such breach.

9. CONFIDENTIALITY

9.1. **Confidential Information.** The Parties each acknowledge that all information relating to the business and operations of the other which it learns or has learned during or prior to the Term of this Agreement, including the Zift Technology, the Susper Technology, the identity of suppliers and contractors, all special design concepts which Susper or Zift provide to the other, the terms and existence of this Agreement, and all information or research relating to the games industry which each provides to the other, are valuable properties of the Party providing the same. The Parties each acknowledge the need to preserve the confidentiality and secrecy of such information and concepts, and agree that they will not disclose any such information or concepts in perpetuity, except to perform their obligations under and as provided in this Agreement, and they will take all steps necessary to ensure that any use by them or by their contractors or suppliers will preserve in all respects such confidentiality and secrecy. The terms of this Section 9 will survive any

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expiration or termination of this Agreement, and may be superseded or augmented by a separate Confidentiality Agreement between the Parties.

9.2. **Exceptions.** The provisions of this Section will not apply with respect to any information or concepts which have entered the public domain through no fault of the other Party. Each Party hereby indemnifies the other against any damage of any kind which may be suffered by such Party because of any willful breach by it of the provisions of this Section.

10. INDEMNITY

10.1. **By Susper.** Susper hereby indemnifies and holds Zift harmless from any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) which Zift may incur or be obligated to pay, or for which Zift may become liable or be compelled to pay in any action, claim or proceeding against Zift for or because of any breach of any representation or warranty by Susper under this Agreement. The provisions of this Section and Susper's obligations under this Section will survive any expiration or termination of this Agreement.

10.2. **By Zift.** Zift hereby indemnifies and holds Susper harmless from any and all losses, liabilities, damages and expenses (including reasonable attorneys' fees and expenses) which Susper may incur or be obligated to pay, or for which Susper may become liable or be compelled to pay in any action, claim or proceeding against Susper for or because of of any breach of any representation or warranty by Zift, or by any action or inaction of Zift, under this Agreement. The provisions of this Section and Zift's obligations under this Section will survive any expiration or termination of this Agreement.

11. GENERAL PROVISIONS

11.1. **Notices.** All written notices or other written communications required under this Agreement are deemed properly given when provided to the Parties by electronic mail at the following addresses (or to such other address of a Party designated in writing by such Party to the others):

To Susper:
Michael Heindel - mheindel@gameolic.com
Antony Danno - antony@susper.com.uy
cc to Zachary Strebeck for notices not related to approvals – zstrebeck@strebecklaw.com

To Zift:
Jesse Sutton jesutton@majescoent.com

11.2. **Successors and Assigns.** This Agreement is binding upon each Party, and will inure to the benefit of each Party to this Agreement and their respective

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officers, directors, employees, agents, subsidiaries, parent corporations, affiliated companies, successors, assigns, agents, heirs, and personal representatives.

11.3. **Entire Agreement.** This Agreement supersedes all agreements, either oral or written, between the Parties with respect to this Agreement and contains all of the representations, covenants, and agreements between the Parties with respect to this Agreement.

11.4. **Modifications.** Any modification of this Agreement will be effective only if it is in a writing signed by the Parties.

11.5. **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full effect without being impaired or invalidated in any way.

11.6. **Industry Standards**. All questions regarding compliance with the terms of this Agreement shall be governed by prevailing industry standards for comparable video games published on the same Platforms.

11.7. **Counterparts.** This Agreement may be executed, either by physical or electronic signature, in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

11.8. **Electronic Signatures.** Each Party may sign this Agreement using an electronic or handwritten signature, which are of equal effect, whether on original or electronic copies.

11.9. **Governing Law.** This Agreement will be governed by and interpreted and construed in accordance with the laws of the State of New York. The Parties consent to the jurisdiction of the state and federal courts located in New York, New York.

11.10. **Arbitration.** Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in or near New York, New York or through telephone/virtual appearances, before a single arbitrator. The arbitration will be administered by JAMS under JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause does not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

[*signature page follows*]

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BY SIGNING BELOW, each Party acknowledges that it has carefully read and fully understood this Agreement, and each agrees to be bound by the terms of this Agreement.

Susper S.A
By Antony Danno, its President

DocuSigned by:
Antony Danno
09F7381FADE24D8...

Date: 2/3/2020

Zift Interactive LLC
By Jesse Sutton, its CEO

DocuSigned by:
Jesse Sutton
04AC7B599495476...

Date: 2/7/2020

EXHIBIT A

Task List for Development

See Google Sheet located at
https://docs.google.com/spreadsheets/d/112y72siUBgKpnvKxOoZUgk6AG1dtJQFOnjYZ6OtMNb0/edit?usp=sharing_eip&ts=5dc9852a

EXHIBIT B
Milestone Schedule